Exhibit 99
INNOVATION IN PHOTODYNAMIC THERAPY AND DERMATOLOGY
DUSA Pharmaceuticals, Inc. ®
For release at 6:30 a.m. EST
DUSA PHARMACEUTICALS REPORTS THIRD QUARTER 2006
CORPORATE HIGHLIGHTS AND FINANCIAL RESULTS
Year to Date Levulan® Revenues Up 50% Over Prior Year;
Approval in Brazil Presents Important Growth Opportunity for Levulan
Wilmington, MA — November 3, 2006 - DUSA Pharmaceuticals, Inc. (NASDAQ GM: DUSA), a dermatology company that is developing and marketing Levulan photodynamic therapy (“PDT”) and other treatments for common skin conditions, today reported financial results for the third quarter ended September 30, 2006. Revenue for the quarter was $6.1 million, compared to $2.4 million in the third quarter of 2005. The increase in year over year revenue was driven by a 35% increase in PDT revenues ($3.2 million vs $2.4 million) and the addition of $2.8 million in ‘non-PDT revenue’ associated with the products acquired in the merger with Sirius Laboratories, Inc. (“Sirius”) that closed on March 10, 2006. Revenue for the nine-month period was $17.4 million, versus $8.0 million in the comparable 2005 period. The increase in year to date revenue was driven by a 37% increase in PDT revenue ($10.9 million vs $8.0 million) as well as, $6.5 million in non-PDT revenue.
Sales highlights include:
•	27,480 Levulan Kerastick® units were sold during the quarter versus 20,286 units sold during Q3 2005, a 35% increase over the prior year quarter.

•	Year-to-date Kerastick sales totaled 95,358 units, a 38% increase compared to 69,162 units sold in the same period in 2005

•	Nicomide® prescriptions increased 13% year to date through August, versus comparable 2005 data.
Additional highlights from the quarter include:
•	Significant progress was made on protocol development for DUSA’s planned Phase IIb clinical trial of Levulan PDT in the treatment of acne, currently scheduled for initiation in Q1 2007.

•	The development of two new prescription products for the treatment of acne and rosacea from the former Sirius pipeline also advanced during the quarter. The first of these products is expected to launch during Q1 2007 and the second during late 2007 or early 2008.

With regard to the ongoing litigation against a generic challenger to Nicomide®, the Company was encouraged by the September court action upholding the preliminary injunction originally issued against the defendant in May. The case is currently in the ‘discovery’ phase.
Also in September, DUSA reported that Actavis Totowa, the company’s contract manufacturer of Nicomide, had received a warning letter from the U.S. Food and Drug Administration (FDA) regarding certain regulatory observations. The primary observations were not related to Nicomide. However, with respect to Nicomide and certain other products manufactured by Actavis Totowa, the FDA requested that the manufacturer provide a copy of the labeling and information providing the basis for an exemption from the drug approval requirements. As it related to Nicomide, DUSA assisted the manufacturer with its response to the FDA and has also independently initiated a dialogue with the agency related to confirming the regulatory requirements of the product.
Subsequent to the end of the quarter, Stiefel Laboratories, Inc., DUSA’s Latin American marketing partner for Levulan PDT, received regulatory approval for Levulan in Brazil. Pending government pricing approval, Stiefel is actively working toward a Brazilian launch of Levulan scheduled for the first quarter of next year. Additional launches are expected in other Latin American countries pending regulatory approval.
Robert Doman, President and Chief Operating Officer, commented, “we are very pleased to report another strong quarter of revenue growth, led by sales of Levulan, whose revenues are up 50% through September year-to-date, along with the positive impact of revenue from the Sirius product lines. The upcoming quarters represent an exciting time in DUSA’s history, with the pending launch of Levulan in Latin America, the scheduled launch of a new product in the US market for the treatment of acne, and the planned initiation of our Phase IIb clinical trial using Levulan PDT for acne.”
Financial Summary:
For the three-month period ended September 30, 2006, DUSA’s net loss in accordance with generally accepted accounting principles (GAAP) was ($3,787,000), or ($0.19) per common share, compared to a net loss of ($3,608,000), or ($0.21) per share for the comparable 2005 period. The non-GAAP net loss three-month period ended September 30, 2006 was ($2,906,000) or ($0.15) per common share (refer to the “Use of Non-GAAP Financial Measures” section and accompanying financial tables for a reconciliation of GAAP to non-GAAP information).
Revenues for the three and nine-month periods ended September 30, 2006 were $6,063,000 and $17,432,000, respectively, as compared to $2,392,000 and $7,989,000, respectively for the comparable 2005 periods, and were comprised of the following:

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
PDT Drug & Device Product Revenues
Kerastick Product Revenues
United States	$2,490,000	$1,630,000	$8,212,000	$5,389,000
Canada	176,000	176,000	939,000	693,000

Subtotal Kerastick Product Revenues	2,666,000	1,806,000	9,151,000	6,082,000
BLU-U Product Revenues
United States	516,000	462,000	1,633,000	1,489,000
Canada	53,000	124,000	145,000	418,000

Subtotal BLU-U Product Revenues	569,000	586,000	1,778,000	1,907,000

Total PDT Drug & Device Product Revenues	3,235,000	2,392,000	10,929,000	7,989,000

Total Non-PDT Drug Product Revenues	2,828,000	—	6,503,000	—

TOTAL PRODUCT REVENUES	$6,063,000	$2,392,000	$17,432,000	$7,989,000

The increase in 2006 Kerastick revenues for the three-month period ended September 30, 2006 in comparison to the comparable 2005 period was driven by a number of factors, including: increased sales volumes, an increase in our average unit selling price, and increased levels of direct distribution to customers. Effective January 1, 2006, DUSA became the sole U.S. distributor of the Kerastick. DUSA’s average net selling price for the Kerastick increased to $95.96 on a year-to-date basis in 2006 from $87.93 for the comparable 2005 period. The decrease in 2006 BLU-U revenue was driven by lower sales volumes which were partially offset by an increase in our average unit selling price. There were 77 units sold during the third quarter of 2006 versus 82 units in the comparable 2005 period. Our average selling price increased to $7,392 on a year-to-date basis in 2006 from $6,390 for the comparable 2005 period. Non-PDT Drug Product revenues represent the revenues generated by the products acquired as part of our merger with Sirius. The substantial majority of this revenue is attributable to sales of Nicomide.
Total product margins for the three-month period ended September 30, 2006 were $3,213,000 or 53% as compared to $1,085,000 or 45% for the comparable 2005 period. For the three-month period ended September 30, 2006, total PDT Drug and Device Product margins were $1,992,000 or 62%, versus $1,085,000, or 45%, for the comparable 2005 period. The incremental margin was driven by positive margin gain on the Kerastick.
Kerastick gross margins for the three-month period ended September 30, 2006 were 73% versus 55% for the comparable 2005 period. Similar to the increase in revenues, the increase in margin is mainly attributable to an increase in our average unit selling prices, increased levels of direct distribution to customers; as well as a reduction in our overall sales volume discount programs. BLU-U margins for the three-month period ended September 30, 2006 were 10%, versus 16% for the comparable 2005 period. BLU-U margins were adversely impacted by lower sales volumes for the quarter.

Non-PDT Drug Product margins reflect the margin generated by the products acquired as part of our March 10, 2006 acquisition of Sirius. Total margin for the three-month period ended September 30, 2006 was $1,221,000 or 43%. It should be noted that Non-PDT Drug Product margins for the three and nine month periods ended September 30, 2006 were negatively impacted by the recording of the inventory acquired in the Sirius merger at its fair value in accordance with purchase accounting rules. The full impact of this adjustment was recognized over the six months following the acquisition which ended in September 2006. Going forward, we expect gross margins on Non-PDT Drug Products to be in the 80% to 90% range, exclusive of amortization expense related to core/developed technologies acquired in the acquisition.
Total operating costs for the three-month period ended September 30, 2006 were $7,194,000 as compared to $5,033,000 in 2005. Research and developments costs decreased to $1,344,000 for the three-month period ended September 30, 2006 from $1,414,000 in the comparable 2005 period due to decreased spending on clinical trials as we completed both our Phase II acne study and our interim analysis study on photo-damaged skin in the first quarter of 2006. Marketing and sales costs increased to $3,247,000 from $1,804,000 in the comparable 2005 period due primarily to increased headcount resulting from the Sirius acquisition. General and administrative costs increased to $2,603,000 from $1,664,000 due principally to increased legal spending, a $194,000 non-cash stock-based compensation charge in accordance with SFAS 123R and incremental costs associated with the acquisition of Sirius. The legal expenses include approximately $800,000 related to matters surrounding the generic challenge to Nicomide.
As of September 30, 2006, total cash, cash equivalents, and United States government securities were $18,554,000, compared to $34,790,000 at December 31, 2005. The decrease is primarily attributable to cash expended on the Sirius acquisition; as well as the funding of operational expenses. Net cash expenditure for the quarter narrowed to $1,600,000 compared to $3,100,000 in Q2 2006. Net intangible assets and goodwill acquired as part of the Sirius merger totaled $16,183,000 and $5,773,000 respectively as of September 30, 2006.

DUSA Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$5,139,183	$4,210,675
Marketable securities	13,414,499	30,579,486
Accounts receivable	1,826,197	373,130
Inventory	2,158,886	1,860,793
Other current assets	1,575,897	1,961,617

Total current assets	24,114,662	38,985,701
Restricted cash	160,836	144,541
Property, plant and equipment	2,691,425	2,971,869
Intangible assets	16,183,342	—
Goodwill	5,772,505	—
Deferred charges and other assets	956,654	228,520

TOTAL ASSETS	$49,879,424	$42,330,631
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$4,974,541	$4,002,050
Deferred revenue	1,066,326	94,283

Total current liabilities	6,040,867	4,096,333
Other liabilities	205,893	205,570

TOTAL LIABILITIES	6,246,760	4,301,903
TOTAL SHAREHOLDERS’ EQUITY	43,632,664	38,028,728

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$49,879,424	$42,330,631

      DUSA Pharmaceuticals, Inc. Condensed Consolidated Statement of Operations (Unaudited)

	3 months ended September 30,		9 months ended September 30,
	2006	2005	2006	2005
Product Revenues	$6,062,720	$2,392,244	$17,432,350	$7,988,974
Cost of Product Revenues and Royalties	2,849,485	1,307,433	7,635,407	4,781,589

Gross Margin	3,213,235	1,084,811	9,796,943	3,207,385
Operating Costs
Research and Development	1,343,880	1,414,428	4,382,134	4,809,294
In-process research and development	—	—	1,600,000	—
Marketing and Sales	3,246,886	1,804,439	9,114,093	6,885,755
General and Administrative	2,603,237	1,663,697	8,427,324	5,187,415
Restructuring	—	150,917	—	150,917

Total Operating Costs	7,194,003	5,033,481	23,523,551	17,033,381

Loss from Operations	(3,980,768)	(3,948,670)	(13,726,608)	(13,825,996)

Other Income
Other Income, net	194,129	340,389	645,707	1,059,982

Net Loss	$(3,786,639)	$(3,608,281)	$(13,080,901)	$(12,766,014)

Basic and Diluted Net Loss per Common Share	$(0.19)	$(0.21)	$(0.77)	$(0.75)

Weighted Average Number of Common Shares	19,449,442	16,930,746	17,041,197	16,920,220

Use of Non-GAAP Financial Measures
In addition to reporting financial results in accordance with GAAP, we have provided in the table below non-GAAP financial measures adjusted to exclude share-based compensation expense, amortization of intangible assets and an in-process research and development charge related to our merger with Sirius in the first quarter of 2006. We believe this presentation is useful to help investors better understand our financial performance this quarter, competitive position and prospects for the future. We use the modified prospective method to report compensation charges associated with the expensing of stock options. Results for prior periods have not been adjusted to reflect non-GAAP financial performance. Management believes these non-GAAP financial measures assist in providing a more complete understanding of our underlying operational results and trends and in allowing for a more comparable presentation of results in the reported period to those in prior periods that did not include SFAS 123(R) stock based compensation. Management uses these measures along with their corresponding GAAP financial measures to help manage our business and to help evaluate our performance compared to the marketplace. However, the presentation of non-GAAP financial measures is not meant to be considered in isolation or as superior to or as a substitute for financial information provided in accordance with GAAP. The non-GAAP financial measures we use may be calculated differently from, and, therefore, may not be comparable to, similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, contained in the table below.

	For the three months ended September 30, 2006
			Non-cash charges
		SFAS 123R	resulting from the
	GAAP	Adjustment (a)	purchase of Sirius		Non-GAAP
Product Revenues	$6,062,720				$6,062,720
Cost of Product Revenues and Royalties	2,849,485	$(24,153)	$(437,310	)(b)	2,388,022

Gross Margin	3,213,235	24,153	437,310		3,674,698
Operating Costs
Research and Development	1,343,880	(101,156)			1,242,724
Marketing and Sales	3,246,886	(123,249)			3,123,637
General and Administrative	2,603,237	(194,495)			2,408,742

Total Operating Costs	7,194,003	(418,900)			6,775,103

Loss from Operations	$(3,980,768)	$443,053	$437,310		$(3,100,405)

Other Income
Other Income, net	194,129				194,129

Net Loss	$(3,786,639)	$443,053	$437,310		$(2,906,276)

Basic and Diluted Net Loss per Common
Share	$(0.19)				$(0.15)

Weighted Average Number of Common Shares Outstanding, Basic and Diluted	19,449,442				19,449,442

(a)	Share based compensation expense resulting from the adoption of SFAS 123R on January 1, 2006

(b)	Amortization of intangible assets for the three-month period ended September 30, 2006

	For the nine months ended September 30, 2006
			Non-cash charges
		SFAS 123R	resulting from the
	GAAP	Adjustment(a)	purchase of Sirius		Non-GAAP
Product Revenues	$17,432,350				$17,432,350
Cost of Product Revenues and Royalties	7,635,407	$(60,602)	$(976,658	)(b)	6,598,147

Gross Margin	9,796,943	60,602	976,658		10,834,203
Operating Costs
Research and Development	4,382,134	(263,557)			4,118,577
In-process Research and Development	1,600,000		(1,600,000	)(c)	—
Marketing and Sales	9,114,093	(270,420)			8,843,673
General and Administrative	8,427,324	(818,537)			7,608,787

Total Operating Costs	23,523,551	(1,352,514)	(1,600,000)		20,571,037

Loss from Operations	$(13,726,608)	$1,413,116	2,576,658		$(9,736,834)

Other Income
Other Income, net	645,707				645,707

Net Loss	$(13,080,901)	$1,413,116	$2,576,658		$(9,091,127)

Basic and Diluted Net Loss per Common Share	$(0.77)				$(0.53)

Weighted Average Number of Common Shares Outstanding, Basic and Diluted	17,041,197				17,041,197

(a)	Share based compensation expense resulting from the adoption of SFAS 123R on January 1, 2006

(b)	Amortization of intangible assets from date of acquisition (March 10, 2006) through September 30, 2006

(c)	In-process research and development, one-time charge

Conference Call Details and Dial-in Information
DUSA Pharmaceuticals will host a conference call at 8:30 a.m. EST this morning to discuss the Q3 2006 results:
If calling from the US or Canada use the following toll-free number:
800.647.4314
Password — DUSA
For International callers use
641.297.7663
Password — DUSA
A recorded replay of the call will be available after 1:00 p.m.
North American callers 877.863.0350
International callers 858.244.1268
The call will be accessible on our website after 1:00 p.m. ET www.dusapharma.com.
About DUSA Pharmaceuticals
DUSA Pharmaceuticals, Inc. is an integrated dermatology specialty pharmaceutical company focused primarily on the development and marketing of its Levulan® Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of pre-cancerous actinic keratoses, and is being developed for the treatment of acne and photodamage. DUSA’s other dermatology products include Nicomide®, and the AVAR® line, resulting from its merger with Sirius. These products target patients with acne and rosacea. DUSA is also developing certain internal indications of Levulan PDT. DUSA is based in Wilmington, MA. Please visit our website at www.dusapharma.com.
Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to intentions, beliefs, and expectations regarding the anticipated launches of Levulan in Brazil and other Latin American countries, the launches of potential Sirius pipeline products, the planned initiation of the clinical trial for acne, expectations regarding affects of purchase accounting adjustments and range of gross margin on Non-PDT Drug Products, and beliefs regarding non-GAAP presentations. Furthermore, the factors that may cause differing results include the regulatory approval process and drug/device development, third-party marketing decisions, sufficient funding, maintenance of DUSA’s patent portfolio and other risks identified in DUSA’s SEC filings from time to time.
For further information contact:
D. Geoffrey Shulman, MD, Chairman & CEO - 416.363.5059
Robert F. Doman, President & COO - 978.909.2216
Richard Christopher, VP Finance & CFO - 978.909.2211
Shari Lovell, Director, Shareholder Services - 416.363.5059